Exhibit 99

Dillard’s, Inc. Reports Second Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 16, 2018--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 4, 2018. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

26 Week Results

Dillard’s reported net income for the 26 weeks ended August 4, 2018 of $77.7 million, or $2.80 per share, compared to net income of $49.2 million, or $1.62 per share, for the prior year 26-week period.

Net sales for the 26 weeks ended August 4, 2018 and the 26 weeks ended July 29, 2017 were $2.926 billion and $2.846 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI"). Total merchandise sales (which excludes CDI) for the 26-week period ended August 4, 2018 were $2.820 billion and $2.770 billion for the 26-week period ended July 29, 2017. Total merchandise sales increased 2% for the 26-week period ended August 4, 2018. Sales in comparable stores for the period increased 2%.

Second Quarter Results

Dillard’s reported a net loss for the 13 weeks ended August 4, 2018 of $2.9 million, or $0.10 per share, compared to a net loss of $17.1 million, or $0.58 per share, for the prior year second quarter.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “While we are not happy with a loss for the quarter, our 32% improvement in year-to-date pretax income is a positive. We believe this reflects the continued strength of our customers and their interest in our merchandise selections, and it is encouraging as we head into the important back half of the year."

Net sales for the 13 weeks ended August 4, 2018 and the 13 weeks ended July 29, 2017 were $1.468 billion and $1.427 billion, respectively.

Total merchandise sales for the 13-week period ended August 4, 2018 were $1.409 billion and $1.385 billion for the 13-week period ended July 29, 2017. Total merchandise sales increased 2% for the 13-week period ended August 4, 2018. Sales in comparable stores for the period increased 1%. In relation to the total merchandise sales performance, above trend performances were noted in men's apparel and accessories and juniors' and children's apparel. Sales in home and furniture and cosmetics were consistent with trend while sales in ladies' accessories and lingerie were slightly below trend. Below trend performances were noted in shoes and ladies' apparel. Sales were slightly above trend in the Western region, consistent with trend in the Eastern region and slightly below trend in the Central region.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 67 basis points of sales for the 26 weeks ended August 4, 2018 compared to the 26 weeks ended July 29, 2017. Consolidated gross margin for the 26 weeks ended August 4, 2018 improved 32 basis points of sales compared to the prior year-to-date period.

Gross margin from retail operations improved 163 basis points of sales for the 13 weeks ended August 4, 2018 compared to the prior year second quarter primarily due to decreased markdowns. Consolidated gross margin for the 13 weeks ended August 4, 2018 improved 127 basis points of sales compared to the prior year second quarter. Inventory increased 5% at August 4, 2018 compared to July 29, 2017.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $814.2 million (27.8% of sales) and $796.5 million (28.0% of sales) during the 26 weeks ended August 4, 2018 and July 29, 2017, respectively. The increase in operating expenses of $17.7 million for the year-to-date period is comprised mainly of increased payroll expense, primarily selling payroll.

Operating expenses were $408.4 million (27.8% of sales) and $399.8 million (28.0% of sales) during the 13 weeks ended August 4, 2018 and July 29, 2017, respectively. The increase in operating expenses of $8.6 million for the year-to-date period is comprised mainly of increased payroll expense, primarily selling payroll.

Share Repurchase

During the 13 weeks ended August 4, 2018, the Company purchased $3.1 million (39,400 shares) of Class A Common Stock under its March 2018 $500 million share repurchase program. During the year-to-date period ended August 4, 2018, the Company purchased $37.9 million (518,000 shares) under its February 2016 and March 2018 programs. As of August 4, 2018, authorization of $496.9 million remained under the March 2018 program. Total shares outstanding (Class A and Class B Common Stock) at August 4, 2018 and July 29, 2017 were 27.6 million and 29.1 million, respectively.

Debt Repayment

During the 13 weeks ended August 4, 2018, the Company paid the remaining $161 million principal on the 7.13% unsecured notes that matured on August 1, 2018.

Store Information

The Company operates 267 Dillard’s locations and 25 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at August 4, 2018 was 49.1 million square feet.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,468.0	100.0%	$1,427.3	100.0%	$2,926.3	100.0%	$2,845.8	100.0%
Service charges and other income	32.7	2.2	36.5	2.6	65.8	2.3	70.9	2.5
	1,500.7	102.2	1,463.8	102.6	2,992.1	102.3	2,916.7	102.5

Cost of sales	1,017.2	69.3	1,007.1	70.6	1,920.9	65.6	1,877.1	66.0
Selling, general and administrative expenses	408.4	27.8	399.8	28.0	814.2	27.8	796.5	28.0
Depreciation and amortization	56.2	3.8	59.9	4.2	112.2	3.8	119.9	4.2
Rentals	6.6	0.4	6.5	0.5	13.1	0.4	12.7	0.4
Interest and debt expense, net	14.3	1.0	15.8	1.1	28.4	1.0	31.5	1.1
Other expense	1.9	0.1	1.8	0.1	3.8	0.1	3.6	0.1
Loss on disposal of assets	—	0.0	—	0.0	0.1	0.0	—	0.0
(Loss) income before income taxes	(3.9)	(0.3)	(27.1)	(1.9)	99.4	3.4	75.4	2.7
Income taxes (benefit)	(1.0)		(10.0)		21.7		26.2
Net (loss) income	$(2.9)	(0.2)%	$(17.1)	(1.2)%	$77.7	2.7%	$49.2	1.7%

Basic and diluted (loss) earnings per share	$(0.10)		$(0.58)		$2.80		$1.62
Basic and diluted weighted average shares	27.6		29.4		27.7		30.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	August 4, 2018	July 29, 2017
Assets
Current Assets:
Cash and cash equivalents	$116.5	$135.1
Accounts receivable	53.2	38.3
Merchandise inventories	1,603.3	1,527.4
Federal and state income taxes	17.2	20.3
Other current assets	64.0	52.2
Total current assets	1,854.2	1,773.3

Property and equipment, net	1,651.1	1,733.5
Other assets	77.3	255.9

Total Assets	$3,582.6	$3,762.7

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$849.2	$887.0
Other short-term borrowings	233.8	—
Current portion of long-term debt and capital leases	1.2	249.1
Total current liabilities	1,084.2	1,136.1

Long-term debt and capital leases	367.7	368.8
Other liabilities	241.0	238.9
Deferred income taxes	15.2	216.2
Subordinated debentures	200.0	200.0
Stockholders' equity	1,674.5	1,602.7

Total Liabilities and Stockholders' Equity	$3,582.6	$3,762.7

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	26 Weeks Ended
	August 4, 2018	July 29, 2017
Operating activities:
Net income	$77.7	$49.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and other deferred cost	113.2	121.0
Loss on disposal of assets	0.1	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(14.7)	8.9
Increase in merchandise inventories	(139.7)	(121.0)
Increase in other current assets	(12.7)	(3.7)
(Increase) decrease in other assets	(5.4)	2.4
Increase in trade accounts payable and accrued expenses and other liabilities	19.4	38.9
Decrease in income taxes	(53.3)	(73.6)
Net cash (used in) provided by operating activities	(15.4)	22.1

Investing activities:
Purchase of property and equipment	(86.0)	(66.0)
Proceeds from disposal of assets	2.0	3.1
Proceeds from insurance	—	1.9
Distribution from joint venture	2.1	0.9
Net cash used in investing activities	(81.9)	(60.1)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(161.5)	(2.8)
Cash dividends paid	(5.6)	(4.5)
Purchase of treasury stock	(39.9)	(166.6)
Increase in short term borrowings	233.8	—
Net cash provided by (used in) financing activities	26.8	(173.9)

Decrease in cash and cash equivalents	(70.5)	(211.9)
Cash and cash equivalents, beginning of period	187.0	347.0
Cash and cash equivalents, end of period	$116.5	$135.1

Non-cash transactions:
Accrued capital expenditures	$7.7	$3.9
Stock awards	1.0	0.9

Estimates for 2018
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 2, 2019 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2018	2017
	Estimated	Actual
Depreciation and amortization	$225	$232
Rentals	29	28
Interest and debt expense, net	54	63
Capital expenditures	140	130

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in tax legislation; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 3, 2018, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon
501-376-5965
julie.bull@dillards.com